EXHIBIT 4 6.(d)

                  APPEARS ON CBI INDUSTRIES, INC. LETTERHEAD
                           Buel T. Adams Stationary


                                                      December 6, 1994


To: Participating Banks in the CBI Credit Agreement

Ladies and Gentlemen:

I am pleased to report that all banks have given the necessary approvals to extend the Termination Date of the CBI Industries, Inc. Credit Agreement by one year further, to December 31, 1997. The composition of the credit group will be as presented on the schedule attached, effective January 1, 1995. For your records, I also enclose copies of the approval letters from each bank.

Those banks requiring new or revised notes to be drafted should contact me at your convenience. The notes will follow the formats of Exhibits 4.7(a)(for a Syndicated Note) and 4.7(b) (for a Competitive Bid Note).

CBI Industries appreciates your continuing support and we look forward to many more years of fruitful relationships.

                                          Very truly yours,

                                          CBI INDUSTRIES, INC.

                                          By: /s/ Buel T. Adams
                                              _________________
                                              Buel T. Adams
                                              Vice President and Treasurer






BTA/ct

cc:   G. L. Schueppert
      S. Gaspary
      M. J. Brown
      L. M. Lindgren
      R. S. Russell
      A. J. Schneider

Attachments














                             CBI Industries, Inc.
                             1992 Credit Agreement
                  Commitment Levels effective January 1, 1995
                                 ($ millions)

      Institution                         Amount           Percent
      ___________                         ______           _______
Bank of America Illinois                    $ 40             13.3%

Royal Bank of Canada                          40             13.3

First National Bank of Chicago                33             11.0

Bank of Montreal                              33             11.0

The Northern Trust Company                    33             11.0

Chemical Bank                                 31             10.3

Credit Lyonnais                               15              5.0

Gulf International Bank                       15              5.0

ABN/AMRO Bank                                 15              5.0

Societe Generale                              15              5.0

Mellon Financial Services                     15              5.0

Nations Bank of North Carolina                15              5.0
                                            ----             ----
                                            $300            100.0%